Exhibit 99
L-3 ANNOUNCES PRICING AND INCREASE IN PRINCIPAL
AMOUNT OF SENIOR NOTE OFFERING TO $1.0 BILLION
NEW YORK —(BUSINESS WIRE)— Sep. 29, 2009— L-3 Communications Holdings, Inc. (NYSE: LLL) announced today that L-3 Communications Corporation, its wholly owned subsidiary, has priced its offering of $1.0 billion of 5.20% Senior Notes due October 15, 2019. The notes are being offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes are also being offered outside the United States to non-U.S. investors.
As previously announced, L-3 intends to use the net proceeds from the offering and cash on hand to redeem the company’s $750 million 7 5/8% Senior Subordinated Notes due in 2012 and to repay its $650 million outstanding term loan. In connection with the repayment of the term loan, the company plans to replace its $1.0 billion revolving credit facility with a new three-year revolving credit facility of at least $750 million.
The securities have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.
Source: L-3 Communications

L-3 Communications
Corporate Communications
212-697-1111